PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  July 22, 2010

June 2010 Quarterly Earnings Reported by
Citizens Bancorp of Virginia, Inc.

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $816 thousand, or $0.34 per share for the quarter ended June 30, 2010.  This result is an increase of $52 thousand in net income or $0.02 per share when compared to the quarter ended June 30, 2009.  Net income for the first half of 2010 was $1.424 million, which was $0.60 per share or $0.02 less than the same period in 2009.  The return on average assets for the three months ended June 30, 2010 was 0.99% as compared to the same period in 2009 when the return was 0.95%.  The Company also reported consolidated total assets of $329.9 million or an increase of $8.9 million or 2.8% from the $321.0 million at December 31, 2009.  Year-to-year total asset growth at June 30, 2010 was $16.6 million or 5.3% greater than at June 30, 2009.  The Bank’s customer base continues to expand with a growth in deposits of 3.1% to $277.2 million at June 30, 2010 from the $268.8 million reported at December 31, 2009.  These favorable quarterly results come during one of the country’s worse economic recessions.

The Company’s fully tax-equivalent net interest margin improved to 4.17% for the three months ended June 30, 2010 as compared to 4.10% and 4.07% for the three months ended March 31, 2010 and June 30, 2009, respectively.  The net interest margin improved primarily due to the 41 basis point decrease in the cost of interest bearing deposits which was 1.83% for the quarter ended June 30, 2010 as compared to 2.24% for the same period last year.  Management’s efforts to position the balance sheet for a declining rate environment continued to produce positive results to the net interest margin this quarter.  Non-accrual loans averaged $5.4 million for the quarter-ended June 30, 2010 as compared to $4.8 million and $2.5 million for the quarters ended December 31, 2009 and June 30, 2009, respectively.  The level of non-accrual loans at June 30, 2010 was $5.2 million, $200 thousand less than the quarterly average.

Management recorded $150 thousand in provision for the allowance for loan losses during the quarter ended June 30, 2010; this compares to $300 thousand for the quarter ended March 31, 2010, $475 thousand for the quarter-ended December 31, 2009 and $180 thousand for the second quarter of 2009.  Management typically classifies troubled loans and may provide an allowance for these loans prior to the loans going to a non-accrual status; this explains why the quarterly provision for loan losses has declined from the prior two quarters while the level of non-accrual loans has only minimally decreased.  The lack of a significant economic recovery in the near-term could have some effect on previously financially-solid borrowers.  Management feels the allowance for loan losses is adequately provided for as of June 30, 2010.

Non-interest income for the second quarter ended June 30, 2010 was $604 thousand as compared to $643 thousand for the three months ended June 30, 2009.  The decrease of $39 thousand from the quarter ended June 30, 2009 to June 30, 2010 is primarily attributed to a $59 thousand decline in deposit account fees, and a $10 thousand decline in gains on sale of loans.  Partially offsetting these decreases in non-interest income was a $29 thousand increase in ATM fee income and an increase of $12 thousand in net gains on securities sales for the quarter ended June 30, 2010 as compared to the year-ago quarter.

Non-interest expense totaled $2.397 million for the three months ended June 30, 2010, which is $157 thousand or 7.0% greater than the period ended June 30, 2009.  The reported year-over-year increase is primarily due to higher FDIC deposit insurance premiums in the amount of $143 thousand or 64.4% greater than the $87 thousand reported for the quarter ended June 30, 2009.  Costs associated with employee salaries and benefits increased 2.4% or $31 thousand to $1.347 million as compared to $1.316 million for the three months ended June 30, 2009.  Other expenses for the quarter ended June 30, 2010 were $636 thousand, an increase of $82 thousand or 14.8% from the $554 thousand reported for the year earlier period.  Much of these higher costs are associated with maintaining foreclosed properties and collection fees occurring as a result of loan delinquencies.

President and CEO, Joseph D. Borgerding commented, “Management is very pleased with the Bank’s deposit growth and net interest margin improvement.  We continue to navigate through the many regulatory and economic challenges which currently face our industry.  We are very fortunate that our bank’s strong capital position, conservative approach, and solid performance position us well for the future.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(Dollars in thousands, except share data)

	June 30,	December 31,
	2010	2009
Assets

Cash and due from banks	$7,070	$6,339
Interest-bearing deposits in banks	1,055	1,108
Federal funds sold	17,784	9,588
Securities available for sale, at fair market value	72,808	66,778
Restricted securities	1,189	1,189
Loans, net of allowance for loan losses of $2,984
and $2,673	209,011	214,862
Premises and equipment, net	7,380	7,544
Accrued interest receivable	1,800	1,860
Other assets	10,341	10,637
Other real estate owned, net	1,448	1,073

Total assets	$329,886	$320,978

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$35,821	$33,999
Interest-bearing	241,368	234,797
Total deposits	$277,189	$268,796
FHLB advances	5,000	5,000
Other borrowings	4,792	5,483
Accrued interest payable	1,125	955
Accrued expenses and other liabilities	1,735	1,754
Total liabilities	$289,841	$281,988

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,364,639 for 2010 and 2,371,139 for 2009	1,182	1,186
Additional paid-in capital	- -	- -
Retained earnings	38,726	38,177
Accumulated other comprehensive loss	137	(373)
Total stockholders' equity	$40,045	$38,990

Total liabilities and stockholders' equity	$329,886	$320,978

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest and Dividend Income
Loans, including fees	3,461	3,551	6,881	7,008
Investment securities:
Taxable	556	363	1,054	732
Tax-exempt	174	140	334	276
Federal Funds sold	3	4	8	9
Other	6	47	10	104
Total interest and dividend income	4,200	4,105	8,287	8,129

Interest Expense
Deposits	1,106	1,220	2,237	2,536
Borrowings	38	58	75	116
Total interest expense	1,144	1,278	2,312	2,652

Net interest income	3,056	2,827	5,975	5,477

Provision for loan losses	150	180	450	225

Net interest income after provision
for loan losses	2,906	2,647	5,525	5,252

Noninterest Income
Service charges on deposit accounts	255	314	516	601
Net gain on sales of securities	23	11	27	15
Net gain on sales of loans	16	26	26	48
Net gain on sale of other real estate owned	13	-	13	-
Income from bank owned life insurance	75	71	143	141
ATM fee income	169	140	319	268
Other	53	81	117	167
Total noninterest income	604	643	1,161	1,240

Noninterest Expense
Salaries and employee benefits	1,347	1,316	2,711	2,633
Net occupancy expense	142	139	295	286
Equipment expense	129	144	260	288
FDIC deposit insurance	143	87	299	155
Other	636	554	1,200	1,110
Total noninterest expense	2,397	2,240	4,765	4,472

Income before income taxes	1,112	1,050	1,921	2,020

Income taxes	297	286	497	546

Net income	815	764	1,424	1,474
Earnings per share, basic & diluted	0.34	0.32	0.60	0.62

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Regulatory Capital Ratios
And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Per Share Data:

Earnings per weighted average share	$0.34	$0.26	$0.25	$0.32	$0.32

Weighted average shares outstanding	2,364,942	2,368,932	2,374,164	2,377,151	2,382,050

Actual shares outstanding	2,364,639	2,365,239	2,371,139	2,377,030	2,377,330

Book value per share at period end	$16.93	$16.62	$16.44	$16.10	$15.63

Dividend per share	$0.17	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	0.99%	0.76%	0.75%	0.97%	0.95%

Net interest margin, (FTE)1	4.17%	4.10%	3.98%	3.96%	4.07%

Efficiency ratio2	65.46%	68.14%	64.84%	65.78%	66.57%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.15%	12.49%	12.33%	12.38%	12.53%

Total risk-based capital ratio	21.26%	21.08%	20.76%	20.72%	20.32%

Allowance for loan losses to total loans	1.41%	1.36%	1.23%	1.10%	1.06%

Non-accruing loans to total loans	2.47%	2.67%	2.42%	2.00%	1.77%

Net charge-offs (net recoveries) to average loans (annualized)	0.26%	0.12%	0.33%	0.22%	0.13%

1 Net interest margin is reported on a tax equivalent basis assuming a federal income tax rate of 34%.
2 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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